UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 8, 2020

AVEO Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-34655	04-3581650
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Winter Street Boston, Massachusetts	02108
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 400-0101

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	AVEO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

On September 8, 2020, AVEO Pharmaceuticals, Inc. (the “Company”) issued a press release announcing the decision by Biodesix, Inc. (“Biodesix”) to exercise its Opt-Out rights (as defined below) under the Co-Development and Collaboration Agreement (the “Co-Development Agreement”), dated April 9, 2014, as amended, by and between the Company and Biodesix. Pursuant to the Co-Development Agreement, the Company entered into a worldwide co-development and collaboration agreement with Biodesix to develop and commercialize ficlatuzumab. The Biodesix Agreement generally provides for each party to contribute 50% of all clinical, regulatory, manufacturing and other costs to develop ficlatuzumab and to share equally in any future revenue from development or commercialization, subject to opt-out rights and certain other exceptions. Under the Co-Development Agreement, the Company granted Biodesix perpetual, non-exclusive rights to certain intellectual property, including all clinical and biomarker data related to ficlatuzumab, to develop and commercialize VeriStrat®, Biodesix’s proprietary companion diagnostic test. Biodesix granted the Company perpetual, non-exclusive rights to certain intellectual property, including diagnostic data related to VeriStrat, with respect to the development and commercialization of ficlatuzumab. Each license includes the right to sublicense, subject to certain exceptions. Prior to the first commercial sale of ficlatuzumab, each party had the right to elect to discontinue its funding obligation for further development or commercialization efforts with respect to ficlatuzumab in exchange for reduced economics in the program, which is referred to as an “Opt-Out.”    Pursuant to the terms of the Co-Development Agreement, as a result of Biodesix’s election to Opt-Out, Biodesix shall (i) continue to be responsible for reimbursement of development costs with respect to the ongoing Phase 2 investigator-sponsored clinical trial of ficlatuzumab in combination with ERBITUX® (cetuximab) in head and neck squamous cell cancer, (ii) cease to be entitled to 50% sharing of profits resulting from commercialization of ficlatuzumab, (iii) be entitled to a low double digit royalty on future product sales and 25% of future licensing revenue, less approximately $2.5 million Biodesix would be required to pay to the Company pursuant to the October 2016 amendment to the Co-Development Agreement and (iv) remain responsible for development obligations under the Co-Development Agreement with respect to VeriStrat (and Biodesix and the Company will be obligated to negotiate a commercialization agreement with respect to VeriStrat). As a result of Biodesix’s decision to Opt-Out, the Company will have sole decision-making authority with respect to further development and commercialization of ficlatuzumab. The Co-Development Agreement will remain in effect until the expiration of all payment obligations between the parties related to development and commercialization of ficlatuzumab, unless earlier terminated.

The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

99.1	Press release issued by the Company on September 8, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVEO Pharmaceuticals, Inc.
Date: September 8, 2020

	By:	/s/ Erick Lucera
Erick Lucera
Chief Financial Officer